Company Contact: Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com Lisa Elliott / lelliott@drg-l.com Jack Lascar / jlascar@drg-l.com
FOR IMMEDIATE RELEASE	DRG&L / 713-529-6600

Evolution Petroleum Reports Fiscal 2012

Second Quarter Results

•	Net income increased 24% to $1.3 million
•	Revenue increased 20% sequentially to $4.6 million
•	Increased production in Delhi and Giddings Fields

Houston, TX, February 8, 2012 - Evolution Petroleum Corporation (NYSE Amex: EPM) today reported results for the second fiscal quarter ended December 31, 2011 (“Q2-12” or the “current quarter”), with comparisons to the three months ended September 30, 2011 (the “prior quarter”) and the three months ended December 31, 2010 (the “year-ago quarter”).

Q2-12 net income was $1.3 million, or $0.04 per diluted share attributable to common stockholders ($0.05 basic). This compares to $1.0 million, or $0.03 per diluted share attributable to common stockholders ($0.04 basic), in the prior quarter and a net loss of $0.5 million, or $(0.02) in the year-ago quarter.

The 24% increase from the prior quarter’s net income to common stockholders was due to a $0.8 million, or 20%, improvement in oil and gas revenue, partially offset by a $0.3 million increase in total operating costs, a $0.1 million increase in income tax expense and a negligible increase in preferred stock dividends. The $1.7 million increase from the year-ago quarter’s loss was due to a $3.5 million, or 294%, increase in oil and gas revenue, partially offset by a $0.5 million increase in operating expense, $1.1 million increase in income tax expense and a $0.2 million increase in preferred stock dividends. All comparable periods included approximately $0.4 million of non-cash stock-based compensation expense.

Oil and gas revenues in Q2-12 increased 20% to $4.6 million compared to prior quarter’s $3.9 million and 294% compared to the year-ago quarter’s $1.2 million. The revenue increase in the current quarter over both comparative periods was due primarily to increased sales volumes of higher valued Delhi crude oil products.

Net oil and gas volumes for Q2-12 were 52,306 barrels of oil equivalent (569 BOE per day), a 12% increase from the prior quarter’s 46,800 BOE (509 BOE per day) and a 136% increase over the year-ago quarterly sales volumes of 22,119 BOE (240 BOE per day). Total volumes in Q2-12 were 72% crude oil and 78% total liquids, compared to 42% crude oil and 65% total liquids in the year-ago quarter.

Our blended oil and gas price in Q2-12 averaged $88.84 per BOE compared to $83.01 per BOE in the prior quarter and $53.32 per BOE in the year-ago quarter. The improvement over both periods was due to an oilier blend of sales volumes and higher oil and NGL prices, partially offset by lower natural gas prices.

Lease operating expense (“LOE”) and production taxes were $431,195 in Q2-12, a 99% increase compared to $216,952 in the prior quarter and a 33% increase compared to the year-ago quarter, due primarily to higher injection well work-over costs in the Lopez Field in South Texas partially offset by lower gas compression and salt water disposal expenses. On a BOE basis, LOE and production taxes decreased 44% to $8.24 per BOE in Q2-12 compared to $14.66 per BOE in the year ago quarter. The decrease was due to higher oil volumes sold at Delhi attributable to our royalty interests that do not bear operating costs or severance tax, partially offset by the higher work-over costs in South Texas.

Depreciation, depletion and amortization expense (“DD&A”) increased 174% in Q2-12 to $280,795 from $102,429 in the year ago quarter. Our DD&A expense was $236,891 in the prior quarter. The increase year over year was due to a higher depletion rate ($5.20 vs. $4.25) per BOE and higher sales volumes. The higher depletion rate is due to the accelerated projected working interest reversion date in the June 30, 2011 reserve report for Delhi that results in our bearing a pro rata share of capital expenditures for the last phase of development, partially offset by increased proved reserves.

In July 2011, we began issuance of our Series “A” 8.5% perpetual non-convertible preferred stock with a liquidation value of $25.00 per share. In addition to the 220,000 initial share underwritten offering in July, we have sold 97,319 additional shares “at-the-market” for aggregate net proceeds of approximately $6.9 million through December 31, 2011. No sales of our preferred stock have occurred since early October.

Working capital increased to $13.9 million on December 31, 2011 compared to $4.1 million on June 30, 2011, and we remain debt free. The $9.8 million increase in working capital was due primarily to $6.9 million of net proceeds from sales of our preferred stock and $5.1 million provided by operations before changes in working capital, offset by $1.5 million of capital expenditures, $0.4 million of prior period payables related to capital expenditures and the payment of $0.3 million of preferred stock dividends.

Robert Herlin, President and Chief Executive Officer, commented, “As field development of the Delhi EOR project progresses into the second half of the field and performance continues to exceed original expectations, we are enjoying increased cash flows and confidence in the associated probable reserves and substantial upside potential at Delhi. The oil price we received in Q2-12 is 21%, or $20.26, higher than the $94.81 price in our June 30, 2011 reserves report for Delhi, thus correlating to a much higher equivalent PV-10 and potentially further accelerated payout date for our 24% reversionary working interest. As our cash flows continue to grow, we are increasingly focused on new projects that meet our criteria of high oil content, reasonable entry cost, low to moderate well cost and reasonable accessibility. We are actively evaluating several external opportunities while continuing to test the potential of the Lopez Field and our patented GARP™ technology."

Delhi CO2 – Enhanced Oil Recovery Project (EOR)

Delhi Field sales volumes averaged 4,946 gross (366 net) barrels of oil (“BO”) per day during Q2-12, up 13% sequentially over the 4,396 gross (326 net) BO per day rate in the prior quarter and 438% over the 920 gross (68 net) BO per day in the year-ago quarter. All net sales at Delhi are currently generated by our 7.4% royalty interest.

During Q2-12, the average price we received for Delhi crude oil was $115.07 per barrel, up 9% sequentially from $105.78 in the prior quarter and up 36% from $84.41 in the year-ago quarter. Delhi’s Louisiana Light Sweet pricing continued to receive a substantial premium, averaging 22% higher than the average daily spot price for WTI at Cushing.

EOR project work during calendar year 2011 by the field operator, Denbury Resources, was expanded beyond plan during the year and included the addition of 59 new and re-entered wells and a third production collection site. Initial oil production response has already been achieved as of the end of calendar 2011 project work. Capital expenditures during calendar 2011 included early extension of the EOR project into a portion of the fourth project area in the eastern half of the field.

During calendar 2011, the field operator began implementing a new production technique by re-injecting produced water back into the producing reservoir to help maintain pressure in place of purchased CO2 volumes. Since purchased CO2 cost is a major factor in the economics of our projects, reduced CO2 purchases increase profitability and are a major factor in the accelerated payout date for our 24% reversionary working interest.

Artificial Lift Technology (GARP™)

Two commercialization demonstrations of our patented gas assisted rod pump technology (“GARP™”) with industry partners are underway. The first application was successfully installed and placed onto production on December 2, 2011. Production testing is ongoing; however, initial rates indicate that the technology has extended the life of the well that had previously declined to an uneconomic production level, while potentially adding up to 25% more reserves. Installation work is now underway on our second commercial demonstration with first production expected shortly. In both demonstration agreements, we are paying the installation cost of the technology and are operating the wells in return for an equity ownership equal to a 50% net profits interest in the first agreement and a 99% before payout working interest and 76.5% after payout working interest in the second well.

Lopez Oil Field, South Texas

We are continuing the production tests of two producer wells drilled during the current quarter and the first producer drilled in late 2010 in the Lopez Field, targeting oil production associated with large volumes of produced water. Obtaining consistently high re-injection rates of the associated water into disposal wells continues to be our biggest challenge. Initial swabbing of the two producer wells was positive as to oil content and potential profitability, and we continue to expect further development in the field during fiscal 2012.

Giddings Field, Central Texas

Sales volumes at Giddings increased 13% sequentially from the prior quarter to 198 BOE per day, mostly due to successful well work-overs, and 15% over the year-ago quarter due to 0.6 new net wells (3 gross) being brought online in fiscal Q2-11 and Q3-11. With remaining proved undeveloped locations in the field averaging approximately 50% natural gas, the current low natural gas prices have impacted projected profitability of near term drilling. As a result, we believe more attractive opportunities are available for our capital investment in the near term and are exploring options to maximize our Giddings asset values.

Earnings Conference Call

Evolution Petroleum will host a conference call tomorrow, Thursday, February 9 at 11:00 a.m. Eastern Time (10:00 a.m. Central) to discuss these results. To access the call, please dial 480-629-9819 and ask for the Evolution Petroleum call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Evolution’s corporate website where it will also be archived for replay. A telephonic replay of the conference call will be available until February 16, 2011 and may be accessed by calling 303-590-3030 and using the pass code 4512322#.. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or email at dmw@drg-l.com.

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States.   Principal assets as of June 30, 2011 include 13.8 MMBOE of proved and 6.2 MMBOE of probable reserves with a PV10* of $375 million and $76 million, respectively, and no debt. Producing assets include a CO2-EOR project with growing production in Louisiana’s Delhi Field, horizontal wells in the Giddings Field of Central Texas and producing test wells in south Texas. Other assets include a patented artificial lift technology designed to extend the life of horizontal wells with oil or associated water production.  Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com).

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

* PV-10 of proved reserves is a pre-tax non-GAAP measure reconciled to the after-tax Standardized Measure of Future Net Cash Flows below. We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful and relevant information to investors because of its wide use by analysts and investors in evaluating the relative monetary significance of oil and natural gas properties, and as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below. Probable reserves are not recognized by GAAP, and therefore the PV-10 of probable reserves can not be reconciled to a GAAP measure.

The following table provides a reconciliation of PV-10 of each of our proved properties to the Standardized Measure.

	For the Years Ended June 30
	2011	2010

Estimated future net revenues	$741,212,773	$571,052,096
10% annual discount for estimated timing of future cash flows	(365,874,315)	(305,073,753)
Estimated future net revenues discounted at 10% (PV-10)	375,338,458	265,978,343
Estimated future income tax expenses discounted at 10%	(146,758,468)	(104,351,694)
Standardized Measure	$228,579,990	$161,626,649

- Financial Tables to Follow -

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Crude oil	$4,231,201	$778,594	$7,679,796	$1,426,812
Natural gas liquids	182,971	231,495	371,426	441,413
Natural gas	232,530	169,343	480,336	480,303
Total revenues	4,646,702	1,179,432	8,531,558	2,348,528

Operating Costs
Lease operating expenses	412,470	311,224	615,387	665,805
Production taxes	18,725	13,073	32,760	27,776
Depreciation, depletion and amortization	280,795	102,429	517,686	226,447
Accretion of asset retirement obligations	19,616	10,766	36,588	27,081
General and administrative expenses *	1,488,258	1,309,387	2,893,433	2,616,954
Total operating costs	2,219,864	1,746,879	4,095,854	3,564,063

Income (loss) from operations	2,426,838	(567,447)	4,435,704	(1,215,535)

Other income
Interest income	6,712	3,705	13,958	11,472

Net income (loss) before income tax benefit	2,433,550	(563,742)	4,449,662	(1,204,063)

Income tax (provision) benefit	(1,008,195)	102,207	(1,880,789)	257,194

Net Income (loss) attributable to the Company	$1,425,355	$(461,535)	$2,568,873	$(946,869)

Dividends on Preferred Stock	165,405	—	293,240	—

Earnings (loss) attributable to common shareholders	$1,259,950	$(461,535)	$2,275,633	$(946,869)

Basic	$0.05	$(0.02)	$0.08	$(0.03)

Diluted	$0.04	$(0.02)	$0.07	$(0.03)

Weighted average number of common shares

Basic	27,792,768	27,457,118	27,731,062	27,308,920

Diluted	31,515,271	27,457,118	31,394,528	27,308,920

*General and administrative expenses for the three months ended December 31, 2011 and 2010 included non-cash stock-based compensation expense of $354,871 and $396,394, respectively. For the corresponding six month period’s non-cash stock-based compensation expense was $771,566 and $750,880, respectively.

Evolution Petroleum Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	December 31,	June 30,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$13,646,120	$4,247,438
Certificates of deposit	250,000	250,000
Restricted cash from joint interest partner	73,181	118,194
Receivables
Oil and natural gas sales	1,961,427	1,559,404
Joint interest partner	101,454	86,105
Income taxes	—	28,680
Other	7,958	167
Prepaid expenses and other current assets	170,212	67,852
Total current assets	16,210,352	6,357,840

Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties — full-cost method of accounting, of which $695,544 and $2,940,199 at December 31, 2011 and June 30, 2011, respectively, were excluded from amortization.	34,947,310	33,447,564
Other property and equipment	65,488	69,262
Total property and equipment	35,012,798	33,516,826

Other assets	100,944	77,287

Total assets	$51,324,094	$39,951,953

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$967,809	$514,177
Joint interest advances	73,181	105,567
Accrued compensation	414,465	682,850
Royalties payable	620,426	742,651
Income taxes payable	175,401	82,122
Other current liabilities	50,961	84,565
Total current liabilities	2,302,243	2,211,932

Long term liabilities
Deferred income taxes	4,588,372	3,330,266
Asset retirement obligations	912,405	859,586
Deferred rent	78,583	85,412

Total liabilities	7,881,603	6,487,196

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized: 8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued and outstanding at December 31, 2011, with a total liquidation preference of $7,932,975 ($25.00 per share)	317	—
Common stock; par value $0.001; 100,000,000 shares authorized and 28,605,163 shares issued; outstanding 27,816,963 shares and 27,612,916 shares at December 31, 2011 and June 30, 2011, respectively.	28,605	28,400
Additional paid-in capital	28,462,788	20,761,209
Retained earnings	15,832,803	13,557,170
	44,324,513	34,346,779
Treasury stock, at cost, 788,200 shares as of December 31, 2011 and June 30, 2011.	(882,022)	(882,022)

Total stockholders’ equity	43,442,491	33,464,757

Total liabilities and stockholders’ equity	$51,324,094	$39,951,953

Evolution Petroleum Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended December 31,
	2011	2010
Cash flows from operating activities
Net Income (loss) attributable to the Company	$2,568,873	$(946,869)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	517,686	226,447
Stock-based compensation	771,566	750,880
Accretion of asset retirement obligations	36,588	27,081
Payments on asset retirement obligations	(30,969)	(1,847)
Deferred income taxes	1,258,106	(294,725)
Accrued compensation	—	315,000
Deferred rent	(6,829)	1,889
Other	—	32,080
Changes in operating assets and liabilities:
Receivables from oil and natural gas sales	(402,023)	37,700
Receivables from income taxes and other	20,889	84,769
Due from joint interest partner	6,854	(177,713)
Prepaid expenses and other current assets	(102,360)	(44,655)
Accounts payable and accrued expenses	(307,079)	(41,995)
Royalties payable	(122,225)	(42,615)
Income taxes payable	93,279	55,566
Net cash provided by operating activities	4,302,356	(19,007)

Cash flows from investing activities
Proceeds from asset sale	—	231,326
Development of oil and natural gas properties	(1,329,930)	(1,339,366)
Acquisitions of oil and natural gas properties	(174,604)	(689,759)
Capital expenditures for other property and equipment	(12,778)	—
Maturities of certificates of deposit	—	1,100,000
Other assets	(23,657)	(16,723)
Net cash used in investing activities	(1,540,969)	(714,522)

Cash flows from financing activities
Proceeds from the exercise of restricted stock	—	28
Proceeds from the exercise of stock options	—	16,049
Proceeds from issuances of preferred stock, net	6,930,535	—
Preferred stock dividends paid	(293,240)	—
Net cash provided by financing activities	6,637,295	16,077

Net increase (decrease) in cash and cash equivalents	9,398,682	(717,452)

Cash and cash equivalents, beginning of period	4,247,438	3,138,259

Cash and cash equivalents, end of period	$13,646,120	$2,420,807

Our supplemental disclosures of cash flow information for the six months ended December 31, 2011 and 2010 are as follows:

	Six Months Ended
	December 31,
	2011	2010
Income taxes paid	$513,581	$7,000

Non-cash transactions:
Increase in accounts payable used to acquire oil and natural gas leasehold interests and develop oil and natural gas properties	$449,146	$256,287
Increase in accounts payable related to joint venture activities	$9,576	$1,710,033
Oil and natural gas properties incurred through recognition of asset retirement obligations	$(47,200)	$(25,115)

Results of Operations

	Three Months Ended
	December 31			%
	2011	2010	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	37,514	9,349	28,165	301.3%

NGLs (Bbl)	3,145	5,019	(1,874)	(37.3)%

Natural gas (Mcf)	69,880	46,505	23,375	50.3%
Crude oil, NGLs and natural gas (BOE)	52,306	22,119	30,187	136.5%

Revenue data:

Crude oil	$4,231,201	$777,594	$3,452,607	444.4%

NGLs	182,971	231,495	(48,524)	(21.0)%

Natural gas	232,530	169,343	63,187	37.3%
Total revenues	$4,646,702	$1,179,432	$3,467,270	294.0%

Average price:
Crude oil (per Bbl)	$112.79	$83.28	$29.51	35.4%
NGLs (per Bbl)	58.18	46.12	12.06	26.1%
Natural gas (per Mcf)	3.33	3.64	(0.31)	(8.6)%
Crude oil, NGLs and natural gas (per BOE)	$88.84	$53.32	$35.52	66.6%

Expenses (per BOE)
Lease operating expenses and production taxes	$8.24	$14.66	$(6.42)	(43.8)%
Depletion expense on oil and natural gas properties (a)	$5.20	$4.25	$.95	22.4%

(a)   Excludes depreciation of office equipment, furniture and fixtures, and other of $8,723 and $8,513, for the three months ended December 31, 2011 and 2010, respectively.

Results of Operations

	Six Months Ended
	December 31			%
	2011	2010	Variance	change

Sales Volumes, net to the Company:

Crude oil (Bbl)	70,674	18,066	52,608	291.2%

NGLs (Bbl)	6,666	10,088	(3,422)	(33.9)%

Natural gas (Mcf)	130,597	117,515	13,082	11.1%
Crude oil, NGLs and natural gas (BOE)	99,106	47,740	51,366	107.6%

Revenue data:

Crude oil	$7,679,796	$1,426,812	$6,252,984	438.2%

NGLs	371,426	441,413	(69,987)	(15.9)%

Natural gas	480,336	480,303	33	0.0%
Total revenues	$8,531,558	$2,348,528	$6,183,030	263.3%

Average price:
Crude oil (per Bbl)	$108.67	$78.98	$29.69	37.6%
NGLs (per Bbl)	55.72	43.76	11.96	27.3%
Natural gas (per Mcf)	3.68	4.09	(.41)	(10.0)%
Crude oil, NGLs and natural gas (per BOE)	$86.09	$49.19	$36.90	75.0%

Expenses (per BOE)
Lease operating expenses and production taxes	$6.54	$14.53	$(7.99)	(55.0)%
Depletion expense on oil and natural gas properties (a)	$5.06	$4.38	$0.68	15.5%

(a)      Excludes depreciation of office equipment, furniture and fixtures, and other of $16,552 and $17,340 for the six months ended December 31, 2011 and 2010, respectively.

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